UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

PETMED EXPRESS, INC.
(Exact name of registrant as specified in its charter)

Florida	65-0680967
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
420 South Congress Avenue Delray Beach, Florida	33445
(Address of principal executive offices)	(Zip Code)

     Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	NASDAQ Global Select Market
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.

Securities Act registration statement or Regulation A offering statement file number to which this form relates:         N/A         (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT
Explanatory Note
    This Amendment No. 1 to Form 8-A is being filed by PetMed Express, Inc., a Florida corporation (the “Company”), to update the disclosure in the Company’s Registration Statement on Form 8-A filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 3, 2024.
Item 1.        Description of Registrant’s Securities to be Registered.
    On December 2, 2024, the Board of Directors of the Company declared a dividend of one preferred share purchase right (a “Right”) for each share of common stock, par value $0.001 per share, of the Company (the “Common Shares”) outstanding on December 16, 2024 to the shareholders of record on that date. In connection with the distribution of the Rights, the Company entered into a Rights Agreement (the “Original Rights Agreement”), dated as of December 3, 2024, by and between the Company and Continental Stock Transfer & Trust Company, a federally chartered trust company (the “Rights Agent”), as rights agent.
    On November 26, 2025, the Company entered into Amendment No. 1 to the Rights Agreement between the Company and the Rights Agent (the “Amendment,” and the Original Rights Agreement, as amended by the Amendment, the “Amended Rights Agreement”), which amends the Original Rights Agreement to extend the “Final Expiration Date” of the Rights from the Close of Business on December 2, 2025 to the Close of Business on December 2, 2026. Capitalized terms used but not defined herein have the meanings specified in the Amended Rights Agreement.
    The description of the Original Rights Agreement and the Amendment is qualified in its entirety by reference to the full text of the Original Rights Agreement, which is attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K/A filed with the SEC on December 18, 2024, and the Amendment, which is attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 26, 2025, each of which is incorporated herein by reference. The Rights are in all respects subject to and governed by the provisions of the Amended Rights Agreement. The description of the Rights is incorporated herein by reference to the description set forth in the Company’s Current Report on Form 8-K filed with the SEC on December 3, 2024 and is qualified in its entirety by reference to the full text of the Amended Rights Agreement.
Item 2.    Exhibits.

Exhibit Number	Description
3.1
Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company, dated December 3, 2024 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K/A filed with the SEC on December 18, 2024)

4.1
Rights Agreement, dated as of December 3, 2024, by and between PetMed Express, Inc. and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 4.1 to Form 8-K/A filed with the SEC on December 18, 2024)

4.2
Amendment No. 1 to Rights Agreement, dated as of November 26, 2025, by and between PetMed Express, Inc. and Continental Stock Transfer & Trust Company, as rights agent (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 26, 2025)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

PETMED EXPRESS, INC.

Dated: November 26, 2025	/s/ Robert Lawsky
Robert Lawsky General Counsel

4916-8452-9019.3